INVESTMENT SUB-ADVISORY AGREEMENT


	AGREEMENT made as of this 19th day of November, 2007 by and among Old Mutual Capital, Inc. (the "Adviser"), Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow Hanley"), Analytic Investors, Inc. ("Analytic"), and Old Mutual Funds II, a Delaware statutory trust (the "Trust").

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company
Act of 1940, as amended (the "1940 Act");

	WHEREAS, pursuant to an investment management agreement between the Adviser and the Trust dated November 19, 2007, the Adviser acts as investment manager for the assets of the Old Mutual Discover Value Fund (the "Fund");

	WHEREAS, pursuant to a sub-advisory agreement between the Trust, the Adviser and Barrow Hanley dated November 19, 2007
(the "Sub-Advisory Agreement"), Barrow Hanley provides discretionary investment advisory services to the Trust in connection with the management of that portion of the assets of the Fund that are allocated by the Adviser to a designated custodial account established at the Fund's custodian (such portion, the "Portfolio"), which may constitute some or all of the assets of the Fund, subject to the oversight of the Adviser and the Trust's Board of Trustees; and

	WHEREAS, the Adviser and the Trust each desire to retain
Analytic to provide non-discretionary investment advisory services to Barrow Hanley for the purpose of implementing a certain investment strategy in connection with Barrow Hanley's management of the Portfolio;

	NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	(a)	Analytic shall provide to Barrow Hanley certain
quantitative research and modeling services as Barrow Hanley and Analytic may from time to time agree (the "Modeling Services"). Analytic shall provide such services subject to the following understandings:

            (1)	Analytic shall be responsible for making non-
discretionary investment recommendations to Barrow Hanley with respect to Barrow Hanley's management of the Portfolio and Barrow
Hanley may choose to accept or decline such recommendations at its sole discretion. Analytic shall not have discretionary authority or responsibility for directing the investment of the Portfolio's assets and shall not have any other responsibility with respect to the Portfolio other than as expressly set forth in this Agreement.

            (2)	In the performance of its duties and obligations
under this Agreement, Analytic shall act in conformity with instructions and directions of the Adviser and of the Board of Trustees and will conform and comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

		(3)	Analytic at its expense will make available to
the Trustees of the Trust and the Adviser, upon their reasonable request, appropriate investment or other personnel, either in person or, at the mutual convenience of the Adviser and Analytic, by telephone, in order to review the Modeling Services and to consult with the Trustees of the Trust and Adviser regarding the Modeling Services, and will provide such periodic reports to the Adviser relating to the Modeling Services as the Trustees of the Trust or Adviser may reasonably request. Analytic and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance
Officers of, the Adviser and the Trust.

            (4)	Analytic at its expense will provide the Adviser
and/or the Trust's Chief Compliance Officer with such compliance reports relating to its duties under this Agreement as may be requested from time to time. Notwithstanding the foregoing, Analytic will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of Analytic's compliance policies and procedures that pertain to the Fund.
             (5)	Analytic represents and warrants that it has
adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the
Investment Advisers Act of 1940 and has provided the Adviser and the Trustees of the Fund a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, Analytic will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser's last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser's code of ethics are reasonably designed to prevent "access persons" from violating the code of ethics.
            (6)	Analytic shall review draft reports to
shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, Analytic and each officer and portfolio manager thereof designated by the Adviser shall provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Trust's Principal Executive Officer and Principal Accounting Officer.
            (7)	Analytic shall maintain all books and records
with respect to the Portfolio's portfolio transactions required by subparagraphs (b)(11) and paragraph (f) of Rule 31a-1 under the 1940
Act and shall render to the Trust's Board of Trustees such periodic and special reports as the Trust's Board of Trustees may reasonably request.

            (8)	(a)	The investment management services
provided by Analytic under this Agreement are not to be deemed exclusive and Analytic shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

                  (b)	Services to be furnished by Analytic
under this Agreement may be furnished through the medium of any of Analytic's officers or employees.

                  (c)	Analytic shall keep the Portfolio's
books and records required to be maintained by Analytic pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Adviser all information relating to Analytic's services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. Analytic agrees that all records that it maintains on behalf of the Portfolio are property of the Fund and Analytic will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Analytic may retain a copy of such records. Analytic further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

2.	The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review Analytic's performance of its duties under this Agreement.

3.	The Adviser has delivered to Analytic copies of each of the
following documents and will deliver to it all future amendments and supplements, if any:

      (a)	Registration Statement under the 1940 Act and the
Securities Act of 1933, as amended on Form N-1A (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Fund and shares of the Fund's beneficial shares, and all amendments thereto; and

      (b)	Prospectus(es) of the Fund.

4.	For the services to be provided by Analytic to Barrow Hanley pursuant to this Agreement for the Portfolio, Barrow Hanley shall pay to Analytic as full compensation therefor a fee of one-third of the net sub-advisory fee paid to Barrow Hanley as set forth in the Sub-Advisory Agreement. This fee shall be paid to Analytic by Barrow Hanley and neither the Fund nor the Adviser shall have any obligation to pay any portion of the fee to Analytic.

5.	Analytic shall not be liable for any error of judgment or for any loss suffered by the Fund or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on Analytic's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

6.	This Agreement shall continue for an initial period ending
December 31, 2008, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually in conformance with the 1940 Act, provided, however, that this Agreement may be terminated (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties, or (c) by Barrow Hanley or Analytic at any time, without the payment of any penalty, on 90 days' written notice to the other parties. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Commission under the 1940
Act.

7.	Nothing in this Agreement shall limit or restrict the right of any of Analytic's partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict Analytic's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.	During the term of this Agreement, the Adviser agrees to
furnish Analytic at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Fund, the Trust or the public that refers to Analytic or its clients in any way prior to use thereof and not to use material if Analytic reasonably objects in writing within five business days (or such other period as may be mutually agreed upon) after receipt thereof. Analytic's right to object to such materials is limited to the portions of such materials that expressly relate to Analytic, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to Analytic or its clients in any way are consistent with those materials previously approved by Analytic as referenced in the first sentence of this paragraph. Sales literature may be furnished to Analytic by first-class mail, electronic mail or overnight delivery service, facsimile transmission equipment or hand delivery.

9.	No Trustee or Shareholder of the Trust shall be personally
liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

10.	No provisions of this Agreement may be changed, waived,
discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the Fund.

11.	This Agreement shall be governed by the laws of the state of
Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12.	This Agreement embodies the entire agreement and
understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

13.	Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.	Any notice, advice or report to be given pursuant to this
Agreement shall be delivered or mailed:

To the Adviser at:					To Barrow Hanley at:

Old Mutual Capital, Inc.	Barrow, Hanley, Mewhinney & Strauss, Inc.
4643 South Ulster Street, Suite 600			2200 Ross Avenue
Denver, CO 80237					31st Floor
Attention:  General Counsel				Dallas, TX  75201

To the Trust or the Fund at:				To Analytic at:

Old Mutual Funds II					Analytic Investors, Inc.
4643 South Ulster Street, Suite 600			500 South Grand Avenue, 23rd
Floor
Denver, CO 80237				Los Angeles, CA 90071
Attention:  General Counsel				Attention:  President

15.	Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16.	As required by certain exemptive rules under the 1940 Act,
Analytic is prohibited from consulting with the entities listed below concerning transactions for the Fund in securities or other assets:
            1. other subadvisers to the Fund, except Barrow Hanley
            2. other subadvisers to a Trust portfolio
            3. other subadvisers to a portfolio under common control with the Fund
	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.



OLD MUTUAL CAPITAL, INC.


OLD MUTUAL FUNDS II




By:
/s/ Mark E. Black
By:
/s/ Robert T. Kelly
Name:
Mark E. Black
Name:
Robert T. Kelly
Title:
Chief Financial Officer
Title:
Treasurer


BARROW, HANLEY,
MEWHINNEY & STRAUSS, INC.


ANALYTIC INVESTORS, INC.





By:
/s/ James P. Barrow
By:
/s/ Marie Nastasi Arlt
Name:
James P. Barrow
Name:
Marie Nastasi Arlt
Title:
President, Secretary & Treasurer
Title:
Chief Operating Officer










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